Exhibit 99.1

Owens & Minor, Inc.
Summary Financial Information on a Continuing Operations Basis (unaudited)

The unaudited summary financial information below is provided to reflect the Company's results on a continuing operations basis for the four quarters and year ended December 31, 2019. Beginning with the Annual Report on Form 10-K for the year ended December 31, 2019, the Company reports its Movianto business as discontinued operations as a result of the pending sale of Movianto.

Income (loss) from continuing operations and income (loss) from continuing operations per common share are reflected below for 2019 on both a GAAP and Adjusted (Non-GAAP) basis:

(Dollars in thousands, except per share data)	For the year ended December 31, 2019
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Income (loss) from continuing operations (GAAP)	$(10,918)	$(9,734)	$3,420	$(5,352)	$(22,584)
Income from continuing operations, adjusted (non-GAAP)	$3,665	$6,300	$13,705	$14,025	$37,694

Income (loss) from continuing operations per diluted common share (GAAP)	$(0.18)	$(0.16)	$0.06	$(0.09)	$(0.37)
Income from continuing operations per diluted common share, adjusted (non-GAAP)	$0.06	$0.10	$0.23	$0.23	$0.62

The following table provides a reconciliation of income (loss) from continuing operations and income (loss) from continuing operations per common share to non-GAAP measures used by management on a quarterly basis and for the year ended December 31, 2019:

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Exhibit 99.1

(Dollars in thousands, except per share data)	For the year ended December 31, 2019
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Income (loss) from continuing operations (GAAP)	$(10,918)	$(9,734)	$3,420	$(5,352)	$(22,584)
Intangible amortization (1)	10,026	12,755	10,614	10,614	44,009
Income tax benefit (6)	(1,350)	(2,505)	(3,918)	(2,782)	(10,556)
Acquisition-related charges (2)	4,159	3,673	3,542	4,279	15,653
Income tax benefit (6)	(651)	(708)	(1,273)	(1,122)	(3,754)
Exit and realignment charges (3)	704	1,717	980	10,996	14,397
Income tax benefit (6)	(84)	(236)	(251)	(2,882)	(3,453)
Software as a Service implementation costs (4)	351	1,640	1,058	1,359	4,408
Income tax benefit (6)	(51)	(302)	(348)	(356)	(1,057)
(Gain) loss on extinguishment and modification of debt (5)	2,003	—	(185)	(988)	830
Income tax expense (6)	(524)	—	66	259	(199)
Income from continuing operations, adjusted (non-GAAP)	$3,665	$6,300	$13,705	$14,025	$37,694

Income (loss) from continuing operations per diluted common share (GAAP)	$(0.18)	$(0.16)	$0.06	$(0.09)	$(0.37)
Intangible amortization (1)	0.14	0.17	0.11	0.13	0.55
Acquisition-related charges (2)	0.06	0.05	0.04	0.04	0.19
Exit and realignment charges (3)	0.01	0.02	0.01	0.14	0.18
Software as a Service implementation costs (4)	0.01	0.02	0.01	0.02	0.06
(Gain) loss on extinguishment and modification of debt (5)	0.02	—	—	(0.01)	0.01
Income from continuing operations per diluted common share, adjusted (non-GAAP)	$0.06	$0.10	$0.23	$0.23	$0.62

The following items have been excluded in our non-GAAP financial measures:

(1) Intangible amortization includes amortization of intangible assets established during purchase accounting for business combinations. These amounts are highly dependent on the size and frequency of acquisitions and are being excluded to allow for a more consistent comparison with forecasted, current and historical results and the results of our peers.
(2) Acquisition-related charges consisted primarily of transition and transaction costs for the Halyard acquisition.
(3) Exit and realignment charges were associated with severance from reduction in force and other costs related to the reorganization of the U.S. commercial and operations and executive teams, along with facility closures in the U.S. and other IT restructuring charges.
(4) Software as a Service (SaaS) implementation costs were associated with significant global IT platforms in connection with the redesign of our global information system strategy.
(5) (Gain) loss on extinguishment and modification of debt consists of write-off of deferred financing costs associated with the revolving credit facility as a result of the Fourth Amendment to the Credit Agreement in February 2019 of $2.0 million and gain on extinguishment of debt related to the partial repurchase of our 2021 Notes in the third and fourth quarters of 2019 of $0.2 million and $1.0 million, respectively, which are included in Other expense, net on the consolidated statements of operations within our Annual Report on Form 10-K for the year ended December 31, 2019.
(6) These charges have been tax effected in the preceding table by determining the income tax rate depending on the amount of charges incurred in different tax jurisdictions and the deductibility of those charges for income tax purposes.

Exhibit 99.1

Use of Non-GAAP Measures

The foregoing tables contain financial measures that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  In general, the measures exclude items and charges that (i) management does not believe reflect the Company's core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends.  Management uses these non-GAAP financial measures internally to evaluate the Company's performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company's performance to that of its competitors.  However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.

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